Exhibit 4.1

AMENDMENT NUMBER 2
TO THE INTERNATIONAL SMART SOURCING, INC.
WARRANT AGREEMENT

          This Amendment, effective as of the 4th day of December, 2006 by and among International Smart Sourcing, Inc. formerly known as International Plastic Technologies, Inc. (the “Company”), Network 1 Financial Securities, Inc. (“Network 1 Financial” or “Representative”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) (collectively, the “Parties”).

BACKGROUND

          WHEREAS, the Company, Representative, and Warrant Agent entered into a Warrant Agreement dated April 23, 1999, which agreement was subsequently amended (the “Agreement”), in connection with the sale of common stock purchase warrants (the “Warrants”) in the Company’s initial public offering of its common stock in 1999; and

          WHEREAS, each Warrant initially entitled the holder thereof to purchase one share of common stock at a price of $5.00 per Warrant; and

          WHEREAS, under the terms of the Agreement, in order to adjust for dilution resulting from a private placement of securities, the total exercise price of each Warrant was reduced to $4.85 and the number of shares issuable upon the exercise of the Warrants was adjusted to 1.030928 shares per Warrant; and

          WHEREAS, as a result of a 400% stock dividend declared by the Company on December 10, 2004 to stockholders of record on December 1, 2004, each Warrant entitled the holder thereof to purchase for 5.1546378 shares of common stock at the total exercise price of $4.85 per Warrant (i.e., $0.97 per share of common stock); and

          WHEREAS, during the period commencing November 1, 2006 and terminating on November 30, 2006, the common stock of the Company traded within the range of $0.12-$0.16 per share of common stock, a price range substantially lower than the exercise price of the Warrants presently in effect; and

          WHEREAS, the Company has determined, after a review of recent and current market conditions and other factors, that it is in its best interest to reduce the total exercise price of each Warrant to $1.03092756 (i.e., $0.20 per share of common stock) in order increase the possibility that the Warrants will become more economically feasible to exercise at some future date;

          WHEREAS, the Company previously determined that it was in its best interest to extend the expiration date for its Warrants from April 23, 2005 to April 23, 2007; and

          WHEREAS, the Company has determined that it is in its best interest to further extend the expiration date for its common stock purchase warrants by three years, from August 23, 2007 until April 23, 2010; and

          WHEREAS, the Company desires to amend the Warrant Agreement pursuant to Section 19 thereof and has determined that such amendment will not materially adversely affect the interests of the holders of the Warrants;

          NOW, THEREFORE, the Parties hereto agree as follows:

          1.  Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Agreement except to the extent modified below.

          2.  Section 2(b) of the Warrant Agreement is hereby amended to read in its entirety as follows:

                    (b)  Each Warrant shall entitle the registered holder thereof to purchase 5.1546378 shares of Common Stock at a purchase price of $1.03092756 (as adjusted as hereinafter provided, the “Exercise Price”), at any time during the ten-year period (the “Exercise Period”) commencing on April 23, 2000 (the one year anniversary of the date the Securities and Exchange Commission declared the Company’s registration statement on Form SB-2 (File No. 333-48701) (the “Registration Statement”) therein registering the Warrants and shares of Common Stock, including shares of Common Stock issuable upon the exercise of the Warrants, to be effective (the “Effective Date”)) and expiring at 5:00 p.m. New York City time, on April 23, 2010, the eleventh anniversary of the Effective Date (the “Expiration Date”).  The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, all as hereinafter provided.  The Warrants shall be executed in compliance with applicable state law on behalf of the Company by the manual or facsimile signature of the present or any future Chairman of the Board or Vice Chairman, Chief Executive Officer, President or Vice President of the Company, and attested to by the manual or facsimile signature of the present or any future Secretary, Treasurer, or Assistant Secretary or Assistant Treasurer of the Company, and shall have imprinted thereon a facsimile of the Company’s seal.

          3.  Except as specifically amended above, the terms and conditions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

          4.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered on the date first above written.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

Name:	David Hale
Title:	President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William F. Seegraber

Name:	William F. Seegraber

NETWORK 1 FINANCIAL SECURITIES, INC.

By:	/s/ Damon Testaverde

Name:	Damon Testaverde
Title:	Senior Vice President